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CALIFORNIA

DELAWARE

ILLINOIS

NEW JERSEY

NEW YORK

PENNSYLVANIA

TEXAS

WASHINGTON D.C.

March 5, 2019

Cliffwater Corporate Lending Fund

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

RE:	Cliffwater Corporate Lending Fund

Ladies and Gentlemen:

We have acted as counsel to Cliffwater Corporate Lending Fund, a Delaware statutory trust (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933 shares of beneficial interest representing interests in the Fund. The Fund offers two classes of shares (Class I and Class A) (the “Shares”). The Fund is authorized to issue an unlimited number of Shares.

We have reviewed the Fund’s Agreement and Declaration of Trust, its By-Laws and resolutions adopted by the Board of Trustees, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1. The Shares will be issued in accordance with the Fund’s Agreement and Declaration of Trust, its By-Laws and resolutions of the Board of Trustees relating to the creation, authorization and issuance of the Shares.

2. The Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

March 5, 2019

Based on the foregoing, it is our opinion that:

1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund and that the holders of the Shares will be entitled to the same limitation of personal liability extended to shareholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Fund).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund.

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement. This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & REATH LLP
DRINKER BIDDLE & REATH LLP